Exhibit 23.2

CONSENT OF BAKER TILLY US, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-283708), Registration Statements on Form S-3 (No. 333-269088, No. 333-266430 and No. 333-265691), and Registration Statement on Form S-8 (No. 333-262090) of Qualigen Therapeutics, Inc. of our report dated April 5, 2024 (except for Note 1 Segment Reporting, as to which the date is June 30, 2025), relating to the consolidated financial statements of Qualigen Therapeutics, Inc., included in this Annual Report on Form 10-K of Qualigen Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

San Diego, California

June 30, 2025